Exhibit 99.1

FOR IMMEDIATE RELEASE:

STREAM GLOBAL SERVICES ANNOUNCES

FINANCIAL RESULTS FOR FIRST QUARTER ENDED MARCH 31, 2013

EAGAN, MN — May 8, 2013 — Stream Global Services, Inc., a leading global business process outsource (BPO) service provider specializing in customer relationship management, including technical support, customer care and sales programs for Fortune 1000 companies, today announced consolidated financial results for the three months ended March 31, 2013.

CEO Commentary

Kathryn Marinello, Chairman and Chief Executive Officer of Stream, said, “On February 25, 2013, we completed our acquisition of LBM.  This purchase provides a range of revenue generation services and capabilities for utilities, telecommunications and financial services companies in Europe. We welcome LBM’s 2,500 plus employees across 6 locations in England and Northern Ireland and look forward to leveraging our natural synergies.  We continue to be very pleased with the performance of the business as we are reporting a 13% increase in revenue and a 9% increase in Adjusted EBITDA for the three months ended March 31, 2013 over the comparable period in 2012.”

First Quarter 2013 Financial Highlights

•                           Revenue for the quarter ended March 31, 2013 was $243 million, an increase of $27 million, or 13%, from the same period in 2012.  The increase is the result of additional volume from existing clients and the acquisition of LBM.

•                           Gross profit increased approximately $8 million, or 9%, from the first quarter of 2012. The gross margin was 41.1% and 42.4% for the first quarter of 2013 and 2012, respectively. The change was driven by increased agent training to support the growth in revenue and additional on-shore volume which carries a lower gross margin.

•                           Income from operations excluding severance, restructuring and other charges, net was $13 million and $11 million for the first quarter of 2013 and 2012, respectively.

•                           Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) were $28 million for the first quarter of 2013 and $26 million for the first quarter of 2012. This is the ninth straight quarter of year over year growth in Adjusted EBITDA.

•                           Net income was $0.3 million for the three months ended March 31, 2013 versus a net loss of $0.7 million for the three months ended March 31, 2012.

•                           Days sales outstanding improved 3 days from 68 days at March 31, 2012 to 65 days at March 31, 2013, driven primarily by a continued focus on collection efforts.

•                           Cash flow provided by operating activities for the first quarter of 2013 was $19 million, a decrease of $2 million from cash flow provided by operating activities in the first quarter of 2012.  Free cash flow (operating cash flow less additions to equipment and fixtures and new capital lease financing) for the first quarter of 2013 was an inflow of $12 million, a decrease of $3 million from $15 million in the first quarter of 2012.  Spending on capital equipment increased $1 million in the three months ended March 31, 2013 compared to the same period in 2012 as the result of investments in client facing software and completion of the data center consolidation efforts.

Americas Region

Revenue generated from our Americas region, which includes the United States, Canada, the Philippines, India, Nicaragua, Honduras, the Dominican Republic, El Salvador and China, was $173 million for the three months ended March 31, 2013, compared to $159 million for the same period in 2012.

Gross profit generated by the Americas region was $75 million for the three months ended March 31, 2013, compared to $70 million for the same period in 2012. The gross margin was 43.5% for the three months ended March 31, 2013 and was 44.2% for the same period in 2012.  This decrease in gross margin was driven primarily by an increase in agent training costs.

EMEA Region

Revenue generated from our EMEA region, which includes Europe, the Middle East and Africa, for the three months ended March 31, 2013 was $70 million, compared to $57 million for the same period in 2012.  The increase was mainly due to revenue from LBM and increased client volume.

Gross profit generated by the EMEA region was $24 million for the three months ended March 31, 2013, compared to $21 million for the same period in 2012. The gross margin was 35.0% for the three months ended March 31, 2013 and was 37.4% for the same period in 2012. This change in gross margin was driven by a higher portion of on-shore revenue.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, which includes non-agent service center costs, were $72 million, or 30% of revenue, during the three months ended March 31, 2013 compared to $66 million, or 31% of revenue, during the same period in 2012. The increase is primarily due to investments in sales and marketing and the addition of LBM.

Liquidity and Capital Resources

At March 31, 2013, cash and cash equivalents was $15 million, down from $19 million at December 31, 2012. The balance on the company’s revolving line of credit was $26 million at March 31, 2013.  This includes amounts drawn to fund, in part, the acquisition of LBM. At March 31, 2013, the company had in excess of $88 million of availability which could be drawn under its revolving line of credit.

About Stream Global Services:

Stream Global Services is a leading global business process outsource (BPO) service provider specializing in customer relationship management, including technical support, customer care and sales, for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Stream’s service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce of over 39,000 employees capable of supporting over 35 languages across approximately 56 service centers in 23 countries. Stream strives to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.

Non-GAAP Financial Information

This release contains non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of Stream’s performance or liquidity, should be considered in addition to, not as a substitute for, measures of Stream’s financial performance or liquidity prepared in accordance with GAAP. Non-GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how Stream defines non-GAAP financial measures in this release.

Stream’s management uses the non-GAAP financial measures in the accompanying schedules to gain an understanding of Stream’s comparative operating performance (when comparing such results with previous periods) and future prospects and excludes certain items from its internal financial statements for purposes of its internal budgets and financial goals. These non-GAAP financial measures are used by Stream’s management in their financial and operating decision-making because management believes they reflect Stream’s ongoing business in a manner that allows meaningful period-to-period comparisons. Stream’s management believes that these non-GAAP financial measures provide useful information to investors and others in (a) understanding and evaluating Stream’s current operating performance and future prospects in the same manner as management does, if they so choose, and (b) in comparing in a consistent manner Stream’s current financial results with its past financial results.

All of the foregoing non-GAAP financial measures have limitations. Specifically, the non-GAAP financial measures that exclude certain items do not include all items of income and expense that affect Stream’s operations. Further, these non-GAAP financial measures are not prepared in accordance with GAAP, may not be comparable to non-GAAP financial measures used by other companies and do not reflect any benefit that such items may confer on Stream. Management compensates for these limitations by also considering Stream’s financial results in accordance with GAAP.

Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements concerning expectations regarding future operating performance and economic and market conditions. The forward looking statements made are neither promises nor guarantees, and are subject to risk and uncertainties that could cause our actual results to differ materially from those anticipated or indicated, including, without limitation, risks and uncertainties relating to our current operation in, as well as entry into, new markets; changes in general economic and business conditions; fluctuations in foreign currency rates; fluctuations in sales volume, timing and sales cycles; our ability to retain our employees in light of competition for agents; our ability to make payments required under our outstanding indebtedness; delays in obtaining new clients or sales from existing clients; delays or interruptions of service as a result of power loss, fire, natural disasters, security breaches, civil unrest or political upheaval, and other similar events; litigation; intense competition in the marketplace from competitors; future acquisitions, joint ventures or other strategic investments; and our ability to obtain necessary financing in the future plus other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Stream does not intend, and disclaims any obligation, to update any forward-looking information contained in this release, even if its estimates change.

The required reconciliations and other disclosures for all non-GAAP measures used by the Company are set forth in a schedule attached to this press release.

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Operations

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Revenue	$242,812	$215,539
Direct cost of revenue	143,128	124,116
Gross profit	99,684	91,423

Operating expenses:
Selling, general and administrative expenses	72,090	66,292
Severance, restructuring and other charges, net	1,699	2,804
Depreciation expense	11,744	11,024
Amortization expense	3,285	3,583
Total operating expenses	88,818	83,703
Income from operations	10,866	7,720

Interest expense, net	8,118	7,569
Foreign currency loss (gain)	1,118	(254)
Income before provision for income taxes	1,630	405
Provision for income taxes	1,378	1,060
Net income (loss)	$252	$(655)

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2013	December 31, 2012
Assets:
Current assets:
Cash and cash equivalents	$14,807	$18,735
Accounts receivable, net	180,688	164,929
Other current assets	28,009	29,008
Total current assets	223,504	212,672
Equipment and fixtures, net	98,422	96,851
Goodwill, intangible assets, and other long-term assets	335,376	294,505
Total assets	$657,302	$604,028

Liabilities and Stockholders’ Equity:
Current liabilities	$143,221	$116,185
Revolving line of credit	25,543	34,680
Debt, net of discounts	236,635	205,674
Capital lease obligations	5,988	5,967
Deferred income taxes	16,372	15,673
Other long-term liabilities	21,232	15,953
Total liabilities	448,991	394,132

Stockholders’ equity	208,311	209,896
Total liabilities and stockholders’ equity	$657,302	$604,028

STREAM GLOBAL SERVICES, INC.

Consolidated Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Operating Activities:
Net income (loss)	$252	$(655)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,029	14,607
Other non-cash expenses	2,148	1,778
Changes in operating assets and liabilities	1,745	5,580
Net cash provided by operating activities	$19,174	$21,310
Investing Activities:
Acquisition of business	$(41,167)	$—
Cash acquired from acquisition	$4,951	$—
Additions to equipment and fixtures	$(6,283)	$(6,351)
Net cash used in investing activities	$(42,499)	$(6,351)

Net cash provided by (used in) financing activities	$19,513	$(22,653)
Effect of exchange rates on cash and cash equivalents	(116)	1,529
Net decrease in cash and cash equivalents	$(3,928)	$(6,165)
Cash and cash equivalents, beginning of period	$18,735	$23,248
Cash and cash equivalents, end of period	$14,807	$17,083

Supplemental Item:
Capital lease financing	$1,143	$158

STREAM GLOBAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Income from Operations Excluding Severance, restructuring and other charges, net

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Operating income as shown on a GAAP basis	$10,866	$7,720
Severance, restructuring and other charges, net	1,699	2,804
Income from operations excluding severance, restructuring and other charges, net	$12,565	$10,524

 Reconciliation of GAAP to Non-GAAP Adjusted EBITDA

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Operating income as shown on a GAAP basis	$10,866	$7,720
Add items to reconcile to non-GAAP Adjusted EBITDA:
Depreciation and amortization	15,029	14,607
Severance, restructuring and other charges, net	1,699	2,804
Stock based compensation expense	402	595
Adjusted EBITDA	$27,996	$25,726

 Reconciliation of GAAP to Non-GAAP Free Cash Flow

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operations	$19,174	$21,310
Add (deduct) items to reconcile to non-GAAP Free Cash Flow:
Additions to equipment and fixtures	(6,283)	(6,351)
Capital lease financing	(1,143)	(158)
Free cash flow	$11,748	$14,801